DIGITAL TURBINE, INC.
CASH INCENTIVE COMPENSATION AGREEMENT
This Cash Incentive Compensation Agreement, dated as of June 11, 2024, is by and between Digital Turbine, Inc. (the “Company”) and William G. Stone III (“Participant”) (along with Exhibit A and the Additional Terms in Exhibit B, collectively, this “Agreement”).
General: As of the Approval Date set forth below, Participant is eligible to earn cash incentive compensation based on and subject to the terms set forth herein.
Participant: William G. Stone III
Home Address:
Maximum Potential Incentive Compensation Amount: $2,400,000
Approval Date: May 24, 2024
Payment Date: The Payment Date will be promptly following the date that certification of the performance goals set forth on Exhibit A is approved by the Compensation Committee (defined below). For the avoidance of doubt, no portion of the Maximum Potential Incentive Compensation Amount will be earned or otherwise become payable other than as set forth herein, whether as a result of a change in control of the Company or otherwise.
[Signature page follows]

By your signature and the signature of the Company’s representative below, you: (i) agree to the terms and conditions of this Agreement; (ii) represent that you have reviewed this Agreement in its entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) represent that you fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the decisions of the Company’s Compensation and Human Capital Management Committee (the “Compensation Committee”) regarding, and all interpretations of, this Agreement; and (v) agree to notify the Company upon any change in your home address indicated above.
For Digital Turbine, Inc.:
By:
Name: Barrett Garrison
Title: Chief Financial Officer
Company Address: 110 San Antonio Street, Suite 160, Austin, Texas 78701
Participant:
By:
Name: William G. Stone III

EXHIBIT A

PERFORMANCE GOALS

Provided that the Participant’s status as an employee and as the Chief Executive Officer of the Company extends through the Payment Date, the amount of the Maximum Potential Incentive Compensation Amount earned and payable on the Payment Date shall be determined based (a) one-third (33.333%) on achievement of the three-year Revenue target set forth below (“Revenue Goal”), (b) one-third (33.333%) on achievement of the three-year Adjusted EBITDA target set forth below (“EBITDA Goal”), (c) one-sixth (16.667%) on achievement of the three-year growth Revenue target set forth below (“Revenue Growth Goal”), and (d) one-sixth (16.667%) on achievement of the three-year growth Adjusted EBITDA target set forth below (“EBITDA Growth Goal,” and together with the Revenue Growth Goal, the “Growth Goals,” and together with the Revenue Goal and the EBITDA Goal, the “Performance Goals”) as described in the following Performance Goals Table.

Performance Goals Table:

Performance Goals	Performance Goal Amounts	Percentage of the Maximum Potential Incentive Compensation Amount Earned
Revenue Goal – Revenue for fiscal year 2027	$820 million	33.333%
Revenue Growth Goal – Revenue for fiscal year 2027	$1,085 million	16.667%
EBITDA Goal – Adjusted EBITDA for fiscal year 2027	$192 million	33.333%
EBITDA Growth Goal – Adjusted EBITDA for fiscal year 2027	$311 million	16.667%

Upon the achievement of one or more Performance Goals, the amount of the Maximum Potential Incentive Compensation Amount earned and payable on the Payment Date shall be calculated as follows: (a) the Maximum Potential Incentive Compensation Amount, multiplied by (b) the sum of the percentages set forth in the Performance Goals Table above for each of the applicable Performance Goals achieved by the Company.

If the Company’s achievement of Performance Goals falls in between the Revenue Goal and Revenue Growth Goal and/or in between the EBITDA Goal and the EBITDA Growth Goal in the Performance Goals Table above, such amounts (including the percentage associated with achievement of the applicable Growth Goal) will be interpolated on a linear basis in calculating the amount of the Maximum Potential Incentive Compensation Amount earned and payable on the Payment Date between the Revenue Goal and EBITDA Goal and the respective Growth Goals.

If neither the Revenue Goal nor the EBITDA Goal has been achieved, then no amount of the Maximum Potential Incentive Compensation Amount will be earned or payable hereunder and there will be no Payment Date.

Definitions:

“EBITDA” shall mean, for any applicable period, the Company’s net income determined in accordance with GAAP, plus (i) any interest expense (net of any interest income) deducted in determining net income, plus (ii) taxes related to the Company’s earnings or income deducted in determining net income, plus (iii) depreciation and amortization deducted in determining net income, plus/minus (iv) other adjustments as the Company determines, which such EBITDA amount shall be determined in a manner consistent with how the Company determines its publicly-reported EBITDA. “Adjusted EBITDA” shall mean, for any applicable period, EBITDA increased/decreased by such amounts as determined by the Company, which such Adjusted EBITDA amount shall be determined in a manner consistent with how the Company determines its publicly-reported Adjusted EBITDA.

“Revenue” shall mean, for any applicable period, the Company’s revenue recognized during such period as determined in accordance with generally accepted accounting principles consistently applied by the Company (“GAAP”) and reflected in the Company’s consolidated financial statements.

Other Terms:

The level of achievement of the Performance Goals shall be determined by the Company following the end of the Company’s fiscal year 2027. Any interpretative issues in the Performance Goals and related calculations shall (a) be resolved as much as possible based on the Company’s publicly filed amounts of the same and in the reasonable discretion of the Compensation Committee and (b) as to any other questions shall be determined in the reasonable discretion of the Compensation Committee.

If an extraordinary event occurs during the period beginning on the Approval Date and ending on the Payment Date, such as a merger, acquisition or recapitalization of the Company, the Board of Directors or the Compensation Committee may, in its reasonable discretion, revise the above Performance Goals in order to preserve the original incentive structure and degree of achievement as existed prior to such change.

EXHIBIT B
ADDITIONAL TERMS

1.Payment Date.
a.The maximum potential cash incentive compensation payable to Participant under this Agreement equals the Maximum Potential Incentive Compensation Amount ($2,400,000), payable subject to the terms hereof.
b.Subject to Sections 1(c) and 1(d) hereof, the Company will pay the Participant an amount up to the Maximum Potential Incentive Compensation Amount as specified and determined in Exhibit A above.
c.Upon termination of the Participant’s status as an employee or as the Chief Executive Officer of the Company for any (or no) reason prior to the Payment Date, the Participant will not have earned and will no longer be entitled to any payments due or payable hereunder. Any question as to whether and when there has been a termination of such status will be determined by the Compensation Committee in its sole discretion, and its determination will be final and binding on all parties.
d.The Participant will not have earned and will not be entitled to any portion of the Maximum Potential Incentive Compensation Amount if the Participant’s status as an employee or as the Chief Executive Officer of the Company is terminated for any (or no) reason prior to the Payment Date.
2.U.S. Tax Consequences.
a.The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
b.The Company is authorized to withhold or cause to be withheld from any payment hereunder any tax required to be withheld under any federal, state or local tax laws and regulations.
c.This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (as amended the “Code”) and this Agreement should be interpreted in such a manner to comply with Section 409A of the Code.
d.The Participant hereby releases, acquits and forever discharges the Company from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of and the transactions contemplated by this Agreement.

3.General.
a.This Agreement shall be governed by and construed under the laws of the State of Delaware. This Agreement represents the entire agreement between the parties with respect to the Maximum Potential Incentive Compensation Amount.
b.Any notice, demand or request required or permitted to be delivered by either the Company or the Participant pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, deposited with a reputable courier service, or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties at the addresses set forth in this Agreement, or such other address as a party may request by notifying the other in writing.
c.The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Participant under this Agreement may only be assigned with the prior written consent of the Company.
d.The Participant agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
e.THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT ANY INCENTIVE COMPENSATION OR OTHER PAYMENTS HEREUNDER SHALL BE EARNED ONLY BY CONTINUING STATUS AS AN EMPLOYEE AND CHIEF EXECUTIVE OFFICER OF THE COMPANY.
f.This Agreement shall not confer upon the Participant any right to be retained in any position, as an employee or officer of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s employment at any time.